                                                                   EXHIBIT 10.9A


                              AMENDMENT NO. 1 TO

                         EMPLOYMENT LETTER AGREEMENT

     This Amendment No. 1 to Employment Letter Agreement (this "Amendment") is made as of April 3, 1997 by and between Heartstream, Inc., a Delaware corporation (the "Company"), and Alan J. Levy, Ph.D. (the "Employee").

     WHEREAS, the parties have entered into that certain Employment Letter Agreement dated November 8, 1993 (the "Original Employment Agreement"), which provides certain terms of Employee's employment with the Company; and

     WHEREAS, the parties desire to amend certain provisions of the Original Employment Agreement, as more fully described below;

     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Section 10 of the Original Employment Agreement is amended to read in its entirety as follows:

          Your employment with and position on the Board of Directors of Heartstream, Inc. is "at will." You or the Company may terminate your employment at any time for any reason or no reason or cause whatsoever. In the event the Company terminates your employment without "cause" as defined below, or you become permanently disabled as determined by the Board of Directors, you will be entitled to continuation of your base salary, as well as medical benefits, for a period of twelve (12) months or until you secure a new position, whichever is sooner. If you secure a new position within the twelve
          (12) month continuation period and receive compensation (base salary plus bonuses) less than your ending compensation (base salary plus bonuses) at Heartstream, Inc., the Company will pay you the difference for the remaining portion of the twelve (12) month continuation period. Stock options will not continue to vest after your termination date.

          If you resign or are terminated with cause, you will be entitled to only the salary, bonus, benefits and stock options earned and vested, as of the last date of your actual employment and no additional severance pay or benefits of any kind will be provided.

          For purposes of this severance provision, "cause" means gross negligence, gross misconduct, habitual neglect of duties, dishonesty, criminal acts, violation of any state or federal securities laws or failure to obey the lawful policies or instruction of the Board of Directors.

     2. In the event of a conflict between the Original Employment Agreement, as amended by this Amendment, and the Change of Control Severance Agreement dated June 11, 1997, by and between the Company and the Employee (the "Change of Control Severance Agreement"), the terms of the Change of Control Severance Agreement shall govern.

     3. Except as expressly modified hereby, the Original Employment Agreement shall remain in full force and effect in accordance with its original terms.

     4. This Amendment shall be governed, construed and enforced in accordance with the laws of California, without regard to principles of conflict of laws.


HEARTSTREAM, INC.                               ALAN LEVY, PH.D

By:  /s/ MICHAEL LEVINTHAL                      /s/ ALAN LEVY
   -------------------------                    --------------------------

Name:    Michael Levinthal
     -----------------------

Title:   Board Member
      ----------------------


                                      -2-